
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000805297
<NAME> KRUPP INSURED PLUS II LTD PARTNERSHIP

<PERIOD-TYPE>                   9-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               SEP-30-1997
<CASH>                                      11,079,485
<SECURITIES>                               179,137,915<F1>
<RECEIVABLES>                                1,269,854
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             3,570,019<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             195,057,273
<CURRENT-LIABILITIES>                           18,123
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   193,775,563<F3>
<OTHER-SE>                                   1,263,587<F4>
<TOTAL-LIABILITY-AND-EQUITY>               195,057,273
<SALES>                                              0
<TOTAL-REVENUES>                            12,653,116<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             2,808,379<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              9,844,737
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          9,844,737
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 9,844,737
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages("PIMs") of $128,994,690 and
Mortgage-Backed Securities ("MBS") of $50,143,225.
<F2>Includes prepaid acquisition fees and expenses of $11,246,380 net of accumulated amortization of $8,416,332 and prepaid participation servicing fees of $3,513,542 net of accumulated amortization of $2,773,571.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($253,838) and Limited Partners equity of $194,029,401.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $1,455,134 of amortization of prepaid fees and expenses.
<F7>Net income allocated $295,343 to the General Partners and $9,549,394 to the
Limited Partners. Average net income per Limited Partner interest is $.65 on 14,655,512 Limited Partner interests outstanding.

